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                                                                   Exhibit 3.3

                                     RESTATED

                              ARTICLES OF INCORPORATION

                                         OF

                              PENHALL INTERNATIONAL, INC.

Roger C. Stull and Charles D. Steichen certify that:

1. They are the President and the Secretary, respectively, of Penhall International, Inc., a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as full as follows:

              "ONE: The name of this corporation is Penhall Rental Corp.

              TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

              THREE: This corporation is authorized to issue three classes of shares, designated as "Common Stock," "Class A Common Stock" and "Class B Common Stock," respectively. The number of shares of each such class authorized to be issued shall be as follows:

            (i)   2,000,000 shares of Common Stock
            (ii)  2,000,000 shares of Class A Common Stock
            (iii) 1,000,000 shares of Class B Common Stock

    Upon the amendments and restatement of the Articles of Incorporation to read as herein set forth, each presently issued and outstanding share of Common Stock of this corporation shall remain as one share of Common Stock.

               FOUR: The rights, preferences, privileges and restrictions of the Common Stock, Class A Common Stock and Class B Common Stock shall

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    be equal and identical in all respects, except with respect to the right to receive dividends. The holders of the Common Stock, the Class A Common
    Stock and the Class B Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of funds legally available therefor, provided that, if dividends are declared, dividends shall be declared on all three such classes at the same time and the amount of the dividend for the Class A Common Stock shall be 2 times the amount of the Common Stock dividend and the amount of the dividend for the Class B Common Stock shall be 1.5 times the amount of the Common Stock dividend.

               FIVE: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. If the California General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the California General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

               SIX: This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law."

3. The foregoing amendments and restatement of Articles of Incorporation have been duly approved by the Board of Directors.

4. The foregoing amendments and restatement of Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 421,615. The number of shares voting in favor of the amendments and restatement equaled of exceeded the vote required. The percentage vote required was more than 50%.

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    We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.

    Executed this 28th day of July, 1998 at Anaheim, California.

                                     /s/ Roger C. Stull
                                     -----------------------------
                                     Roger C. Stull, President


                                     /s/ Charles D. Steichen
                                     ------------------------------
                                     Charles D. Steichen, Secretary





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